Exhibit 99.1

OUTERWALL INC. ANNOUNCES 2013 THIRD QUARTER RESULTS

Consolidated Revenue Growth Over 9%;

Redbox Revenue Increases 7%, with Same Store Sales Up 2.1% and Record 199.5 Million Rentals;

Outerwall Refines Target Leverage Ratio to Better Reflect Strength of Cash Flows and Needs of Business;

Announces Commitment to Return 75%–100% of Annual Free Cash Flow to Shareholders;

Plans to Repurchase Additional $150 Million of Common Stock

BELLEVUE, Wash.—October 24, 2013—Outerwall Inc. (Nasdaq: OUTR), formerly Coinstar, Inc., today reported financial results for the third quarter and nine months ended September 30, 2013.

“Outerwall reported a solid finish to the third quarter as the performance in our Redbox business improved substantially moving through the last few weeks of the quarter,” said J. Scott Di Valerio, chief executive officer of Outerwall Inc. “While heightened promotional activity had positively influenced traffic at Redbox through July and into August, we identified pressure on revenue from the level of promotional discounts and higher than expected single-night rentals, and recalibrated our marketing strategies to improve bottom-line performance. We recognize the shift occurring in our Redbox business as we move from primarily a network expansion focus to an emphasis on incremental growth and network optimization, and the importance of driving bottom line and maximizing cash flow in the business. Our Coinstar business turned in a solid performance, and we are optimistic about the growth and future free cash flow opportunity ahead with the addition of ecoATM to the Outerwall automated retail platform.”

Outerwall’s 2013 third quarter and nine months financial highlights included:

	2013	2013
	Third Quarter	Nine Months
• Consolidated revenue	$587.4 million	$1,716.3 million
• Net income	$82.7 million	$152.1 million
• Core adjusted EBITDA* (See Appendix A)	$110.5 million	$339.2 million
• Diluted earnings per share	$2.95	$5.32
• Core diluted earnings per share* (See Appendix A)	$0.97	$3.78
• Net cash provided by operating activities	$61.7 million	$132.4 million
• Free cash flow* (See Appendix A)	$21.8 million	$23.8 million

*	Refer to Appendix A for a discussion of non-GAAP financial measures, including the exclusion of certain non-core items.

New Capital Structure and Additional Share Repurchases

“We remain focused on driving profitable growth and maximizing free cash flow by creating greater operating leverage in our core businesses and reducing costs across the enterprise. We are making progress, having already reduced our costs in the fourth quarter,” said Galen C. Smith, chief financial officer of Outerwall Inc. “As part of these efforts, and our commitment to value creation, we will continue to allocate capital to the highest return opportunities. Given the needs of the business and the strength of our cash flows, we believe it is appropriate to return 75% to 100% of free cash flow to Outerwall shareholders, which in the near term will be in the form of share repurchases, enabling us to benefit from current valuation.”

Smith continued, “Further, we are refining our target net leverage ratio to be 1.75x to 2.25x net debt to core adjusted EBITDA, which we plan to establish during the fourth quarter through refinancing existing debt and additional revolver capacity. With this new capital structure, Outerwall will continue to benefit from a strong financial foundation that enables us to both drive further growth and value creation in the business and return an appropriate level of capital to our shareholders.”

During the third quarter, the company repurchased approximately $23.6 million of its common stock for a total of $95.0 million of its original $100 million share repurchase target for 2013. The company plans to repurchase an additional $150 million of common stock, $100 million of which it announced in September and expects to execute before the end of the fourth quarter and the balance occurring early in the first quarter of 2014. As of September 30, 2013, there was $300.4 million remaining under the current board authorization for stock repurchases.

Results

Revenue for the third quarter of 2013 increased 9.3% to $587.4 million compared with $537.6 million for the third quarter of 2012, driven primarily by Redbox segment revenue of $491.7 million and New Ventures segment revenue of $16.0 million, which included the revenue from the ecoATM business since the acquisition closed on July 23, 2013. Redbox revenue increased 7.0% compared with $459.5 million for the third quarter of 2012, attributable primarily to Redbox® kiosk installations installed in 2012 that continue to ramp and a 2.1% increase in same store sales. Coinstar, formerly known as Coin, segment revenue was $79.6 million for the third quarter of 2013, compared with $77.6 million for the same period last year driven primarily by a 5.5% increase in average transaction size.

Operating income for the third quarter of 2013 was $48.4 million, which resulted in an operating margin of 8.2%, compared with operating income of $66.9 million and an operating margin of 12.4% in the third quarter of 2012. The decline in operating income was primarily driven by the Redbox segment where lower than expected revenue growth was offset by increased expenses that reflected several factors, including: higher product costs as a result of a 19% increase in theatrical titles driven largely by a weaker release schedule in 2012 due to the Summer Olympics and content purchases in anticipation of higher rental demand, growth in the installed kiosk base, increased content purchases under the company’s Warner agreement, which was signed in the fourth quarter of 2012, relative to Q3 2012 when the company was procuring Warner content through alternative sources, as well as increased higher-cost Blu-ray content purchases as the company continues to grow this format. Product is typically purchased six to eight weeks in advance based on forecasted demand and revenue and future content purchases are adjusted if results in the current period do not meet expectations, but it impacts operating income in the short-term. Increases in revenue share, customer service, and payment card processing fees and support function costs directly attributable to revenue and kiosk growth were offset by a reduction in kiosk field operation costs as Redbox continues to gain efficiencies as its installed base grows.

Net income for the third quarter of 2013 was $82.7 million, or diluted earnings per share of $2.95, compared with $36.8 million, or $1.14 per diluted share, in the third quarter of 2012. Core diluted earnings per share for the third quarter of 2013 was $0.97, excluding favorable non-core adjustments of $1.98 per share, compared with $1.26 per diluted share, which excluded unfavorable non-core adjustments of $0.12 per share, in the third quarter of 2012. Non-core adjustments for the third quarter of 2013 included the gain on the previously held equity interest in ecoATM, the impact of the rights to receive cash issued in connection with the acquisition of ecoATM, associated acquisition costs, and the loss from equity method investments.

Net cash provided by operating activities in the third quarter of 2013 was $61.7 million, compared with $117.5 million in the third quarter of 2012. The primary factor in the decline in operating cash flow relative to last year was the timing of working capital items and the decline in operating income as noted

above. Cash capital expenditures for the third quarter of 2013 were $39.9 million, compared with $56.5 million in the third quarter of 2012. Free cash flow for the third quarter of 2013 was $21.8 million, compared with $61.0 million in the third quarter of 2012.

Redbox

Redbox performance in the third quarter was in line with revised expectations. Redbox generated 199.5 million rentals in the quarter, the highest number of rentals the company has reported in a quarter and up 13.1% year over year. Unique credit and debit cards used in the quarter increased 8% over the prior year to a record of nearly 42 million. In addition to promotional discount activities, rental performance was supported by a stronger content slate and continued strong performance of Blu-ray and video games. Net revenue per rental came in at $2.46, down from $2.52 in the third quarter of 2012, reflecting the promotional activity and increased single night rentals in the quarter.

Coinstar

Revenue increased $2.0 million, or 2.6%, primarily due to a 5.5% increase in the average coin-to-voucher transaction size to $41.25 and an increase in the volume of non-cash voucher products by 0.6%. Revenue increased at a rate lower than the increase in transaction size due to variations in country and product mix, including growth in Canada driven by TD Canada Trust, which has a different revenue model than regular coin-to-voucher transactions. Same store sales were also up slightly overall. Effective October 1, 2013, the company implemented a price increase for all U.S. grocery retail locations for the coin voucher product taking the rate to 10.9%. The price increase was implemented to offset the increase in operating costs and transportation and processing expenses since the last price increase taken in February 2010.

New Ventures

The recently acquired ecoATM business continued to perform above expectations throughout the third quarter. At the end of the quarter, there were more than 800 ecoATM kiosks in the marketplace, up from the approximately 700 kiosks at the close of the acquisition in July. The company continued testing ecoATM kiosks in both the mass and grocery channels in the quarter and expects those channels, along with expansion in the mall channel, to contribute to growth in 2014.

The company continued its review of its other New Ventures to ensure they provide the appropriate level of risk adjusted returns. The company expects to complete the review by the end of the year.

Guidance

For the 2013 full year, Outerwall management expects:

•	Consolidated revenue between $2.303 billion and $2.328 billion;

•	Core adjusted EBITDA between $457 million and $467 million;

•	Core diluted EPS between $4.89 and $5.04 on a fully diluted basis; and

•	Free cash flow between $170 million and $188 million.

For the 2013 fourth quarter, Outerwall management expects:

•	Consolidated revenue between $585 million and $610 million;

•	Core adjusted EBITDA between $117 million and $127 million; and

•	Core diluted EPS between $1.09 and $1.24 on a fully diluted basis.

Additional Information

Outerwall has provided additional comments on guidance in prepared remarks that also review the company’s 2013 third quarter operating and financial results. The prepared remarks and supplemental slides, as well as this press release, are posted on the Investor Relations section of the corporate website at ir.outerwall.com. The 2013 third quarter Segment Supplement, which provides historical data in Excel format, is also posted on the website.

Conference Call

CEO J. Scott Di Valerio and CFO Galen C. Smith will host a conference call today at 2:00 p.m. PDT (5:00 p.m. EDT) to answer questions related to the company’s performance and guidance. The conference call will be webcast live and archived on the Investor Relations section of Outerwall’s website at ir.outerwall.com. A recording of the call will be available approximately two hours after the call ends through November 7, 2013, at 1-888-843-7419 or 1-630-652-3042, passcode 3582 5269.

About Outerwall Inc.

Outerwall Inc. (Nasdaq: OUTR) has more than 20 years of experience creating some of the most profitable spaces for their retail partners. The company mission is to create a better everyday by delivering breakthrough kiosk experiences that delight consumers and generate revenue for retailers. As the company that brought consumers Redbox® entertainment, Coinstar® money services, Rubi™ coffee, and ecoATM® electronics recycling kiosks, Outerwall is leading the next generation of automated retail and paving the way for inventive, scalable businesses. Outerwall™ kiosks are in neighborhood grocery stores, drug stores, mass merchants, malls, and other retail locations in the United States, Canada, Puerto Rico, the United Kingdom, and Ireland. Learn more at www.outerwall.com.

Safe Harbor for Forward-Looking Statements

Certain statements in these prepared remarks are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” “goals,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. The forward-looking statements in this release include statements regarding Outerwall Inc.’s anticipated growth and future operating results, including 2013 fourth quarter and full year results, its net leverage target and debt and credit relationships, as well as stock repurchases and review of new ventures. Forward-looking statements are not guarantees of future performance and actual results may vary materially from the results expressed or implied in such statements. Differences may result from actions taken by Outerwall Inc. or Redbox, as well as from risks and uncertainties beyond Outerwall Inc.‘s control. Such risks and uncertainties include, but are not limited to:

•	competition from other digital entertainment providers,

•	the ability to achieve the strategic and financial objectives for our entry into new businesses, including ecoATM and Redbox Instant™ by Verizon,

•	failure to receive the expected benefits of the NCR relationship,

•	our ability to obtain future financings and refinancing, repurchase stock and the availability of an open trading window,

•	the termination, non-renewal or renegotiation on materially adverse terms of our contracts with our significant retailers and suppliers,

•	payment of increased fees to retailers, suppliers and other third-party providers, including financial service providers,

•	the timing of new DVD releases and the inability to receive delivery of DVDs on the date of their initial release to the general public, or shortly thereafter, or in sufficient quantity, for home entertainment viewing,

•	noteholders electing to convert our convertible notes,

•	the effective management of our content library,

•	the ability to attract new retailers, penetrate new markets and distribution channels and react to changing consumer demands,

•	the ability to adequately protect our intellectual property, and

•	the application of substantial federal, state, local and foreign laws and regulations specific to our business.

The foregoing list of risks and uncertainties is illustrative, but by no means exhaustive. For more information on factors that may affect future performance, please review “Risk Factors” described in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. These forward-looking statements reflect Outerwall Inc.‘s expectations as of the date of these prepared remarks. Outerwall Inc. undertakes no obligation to update the information provided herein.

###

(Financial Statements Follow)

Contacts

Media:

Marci Maule

Director of Public Relations

425-943-8277

marci.maule@outerwall.com

Financial Analysts and Investors:

Rosemary Moothart

Director of Investor Relations

425-943-8140

rosemary.moothart@outerwall.com

Appendix A

Use of Non-GAAP Financial Measures

Non-GAAP measures may be provided as a complement to results provided in accordance with United States generally accepted accounting principles (“GAAP”).

We use the following non-GAAP financial measures to evaluate our financial results:

•	Core adjusted EBITDA;

•	Core diluted earnings per share (“EPS”); and

•	Free cash flow.

These measures, the definitions of which are presented below, are non-GAAP because they exclude certain amounts which are included in the most directly comparable measure calculated and presented in accordance with GAAP. Our non-GAAP financial measures are not meant to be considered in isolation or as a substitute for our GAAP financial measures and may not be comparable with similarly titled measures of other companies.

Core and Non-Core Results

We distinguish our core activities, those associated with our primary operations which we directly control, from non-core activities. Non-core activities are primarily nonrecurring events or events we do not directly control. Our non-core adjustments include i) acquisition costs primarily related to the NCR Asset Acquisition and acquisition of ecoATM, Inc., ii) a gain on the grant of a license to use certain Redbox trademarks to Redbox Instant™ by Verizon, iii) income or loss from equity method investments, which represents our share of income or loss from entities we do not consolidate or control and includes the impacts of the gain on re-measurement of our previously held equity interest in ecoATM upon acquisition and iv) compensation expense for rights to receive cash issued in conjunction with our acquisition of ecoATM and attributable to post-combination services as they are fixed amount acquisition related awards and not indicative of the directly controllable future business results (“Non-Core Adjustments”).

We believe investors should consider our core results because they are more indicative of our ongoing performance and trends, are more consistent with how management evaluates our operational results and trends, provide meaningful supplemental information to investors through the exclusion of certain expenses which are either non-recurring or may not be indicative of our directly controllable business operating results, allow for greater transparency in assessing our performance, help investors better analyze the results of our business and assist in forecasting future periods.

Core Adjusted EBITDA

Our non-GAAP financial measure core adjusted EBITDA is defined as earnings before depreciation, amortization and other; interest expense, net; income taxes; share-based payments expense; and Non-Core Adjustments.

A reconciliation of core adjusted EBITDA to net income, the most comparable GAAP financial measure, is presented in the following table:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Dollars in thousands	2013	2012	2013	2012
Net income	$82,656	$36,774	$152,117	$127,345
Depreciation, amortization and other	55,441	52,489	156,520	136,909
Interest expense, net	8,402	3,892	25,953	11,033
Income taxes	12,893	20,161	26,499	80,608
Share-based payments expense(1)	2,774	(1,586)	11,454	13,144

Adjusted EBITDA	162,166	111,730	372,543	369,039
Non-core adjustments:
Acquisition costs	4,003	20	5,669	3,235
Rights to receive cash issued in connection with the acquisition of ecoATM	2,300	—	2,300	—
Loss from equity method investments	10,442	6,021	27,096	15,406
Gain on previously held equity interest on ecoATM	(68,376)	—	(68,376)	—
Gain on formation of Redbox Instant by Verizon	—	—	—	(19,500)

Core adjusted EBITDA	$110,535	$117,771	$339,232	$368,180

(1)	Includes both non-cash share-based compensation for executives, non-employee directors and employees as well as share-based payments for content arrangements.

Core Diluted EPS

Our non-GAAP financial measure core diluted EPS is defined as diluted earnings per share excluding Non-Core Adjustments, net of applicable taxes.

A reconciliation of core diluted EPS to diluted EPS, the most comparable GAAP financial measure, is presented in the following table:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Diluted EPS	$2.95	$1.14	$5.32	$3.90
Non-core adjustments, net of tax:(1)
Acquisition costs	0.09	—	0.14	0.06
Rights to receive cash issued in connection with the acquisition of ecoATM	0.06	—	0.06	—
Loss from equity method investments	0.23	0.12	0.58	0.29
Gain on previously held equity interest on ecoATM	(2.36)	—	(2.32)	—
Gain on formation of Redbox Instant by Verizon	—	—	—	(0.37)

Core diluted EPS	$0.97	$1.26	$3.78	$3.88

(1)	Non-Core Adjustments are presented after-tax using the applicable effective tax rate for the respective periods.

Free Cash Flow

Our non-GAAP financial measure free cash flow is defined as net cash provided by operating activities after capital expenditures. We believe free cash flow is an important non-GAAP measure as it provides additional information to users of the financial statements regarding our ability to service, incur or pay down indebtedness and repurchase our securities.

A reconciliation of free cash flow to net cash provided by operating activities, the most comparable GAAP financial measure, is presented in the following table:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Dollars in thousands	2013	2012	2013	2012
Net cash provided by operating activities	$61,727	$117,473	$132,391	$311,694
Purchase of property and equipment	(39,886)	(56,480)	(108,616)	(133,181)

Free cash flow	$21,841	$60,993	$23,775	$178,513

OUTERWALL INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands, except per share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Revenue	$587,353	$537,562	$1,716,269	$1,637,961
Expenses:
Direct operating(1)	408,713	351,541	1,183,613	1,098,750
Marketing	9,123	7,513	24,619	20,080
Research and development	3,819	3,140	12,105	10,684
General and administrative	61,838	56,010	172,800	156,609
Depreciation and other	52,250	50,470	149,435	133,579
Amortization of intangible assets	3,191	2,019	7,085	3,330

Total expenses	538,934	470,693	1,549,657	1,423,032

Operating income	48,419	66,869	166,612	214,929
Other income (expense), net:
Income (loss) from equity method investments, net	57,934	(6,021)	41,280	4,094
Interest expense, net	(8,402)	(3,892)	(25,953)	(11,033)
Other, net	(2,402)	(21)	(3,323)	(37)

Total other income (expense), net	47,130	(9,934)	12,004	(6,976)

Income before income taxes	95,549	56,935	178,616	207,953
Income tax expense	(12,893)	(20,161)	(26,499)	(80,608)

Net income	82,656	36,774	152,117	127,345

Foreign currency translation adjustment(2)	1,852	1,477	(304)	1,342

Comprehensive income	$84,508	$38,251	$151,813	$128,687

Basic earnings per share	$3.03	$1.21	$5.55	$4.16
Diluted earnings per share	$2.95	$1.14	$5.32	$3.90
Weighted average shares used in basic per share calculations	27,244	30,454	27,391	30,605
Weighted average shares used in diluted per share calculations	28,016	32,238	28,582	32,684

(1)	“Direct operating” excludes depreciation and other of $33.4 million and $98.3 million for the three and nine months ended September 30, 2013, respectively, and $34.2 million and $94.4 million for the three and nine months ended September 30, 2012, respectively.
(2)	Foreign currency translation adjustment has no tax effect for the three and nine months ended September 30, 2013 and 2012, respectively.

OUTERWALL INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

(unaudited)

	September 30,	December 31,
	2013	2012
		(As adjusted)
Assets
Current Assets:
Cash and cash equivalents	$215,230	$282,894
Accounts receivable, net of allowances of $1,525 and $2,003	58,624	58,331
Content library	167,963	177,409
Deferred income taxes	—	7,187
Prepaid expenses and other current assets	65,600	29,686

Total current assets	507,417	555,507
Property and equipment, net	560,075	586,124
Notes receivable	23,877	26,731
Deferred income taxes	5,466	1,373
Goodwill and other intangible assets	642,614	344,063
Other long-term assets	44,918	47,927

Total assets	$1,784,367	$1,561,725

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$165,110	$250,588
Accrued payable to retailers	128,535	138,413
Other accrued liabilities	122,858	146,125
Current callable convertible debt	51,625	—
Current portion of long-term debt and other	18,599	15,529
Current portion of capital lease obligations	13,386	13,350
Deferred income taxes	12,712	—

Total current liabilities	512,825	564,005
Long-term debt and other long-term liabilities	605,693	341,179
Capital lease obligations	11,345	15,702
Deferred income taxes	65,361	91,751

Total liabilities	1,195,224	1,012,637
Commitments and contingencies
Debt conversion feature	2,080	—
Stockholders’ Equity:
Preferred stock, $0.001 par value - 5,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.001 par value - 60,000,000 authorized;
36,401,195 and 35,797,592 shares issued;
27,692,838 and 28,626,323 shares outstanding	475,404	504,881
Treasury stock	(377,510)	(293,149)
Retained earnings	491,096	338,979
Accumulated other comprehensive loss	(1,927)	(1,623)

Total stockholders’ equity	587,063	549,088

Total liabilities and stockholders’ equity	$1,784,367	$1,561,725

OUTERWALL INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Operating Activities:
Net income	$82,656	$36,774	$152,117	$127,345
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and other	52,250	50,470	149,435	133,579
Amortization of intangible assets and deferred financing fees	3,800	2,551	8,967	4,925
Share-based payments expense	2,774	(1,586)	11,454	13,144
Excess tax benefits on share-based payments	(318)	(1,936)	(3,347)	(5,673)
Deferred income taxes	24,813	16,566	(12,098)	73,190
(Income) loss from equity method investments, net	(57,934)	6,021	(41,280)	(4,094)
Non-cash interest on convertible debt	549	1,789	3,323	5,270
Loss from extinguishments of callable convertible debt	1	—	5,950	—
Other	2,831	(794)	1,020	(4,107)
Cash flows from changes in operating assets and liabilities:	(49,695)	7,618	(143,150)	(31,885)

Net cash flows from operating activities	61,727	117,473	132,391	311,694
Investing Activities:
Acquisition of ecoATM, net of cash acquired	(244,036)	—	(244,036)	—
Purchases of property and equipment	(39,886)	(56,480)	(108,616)	(133,181)
Proceeds from sale of property and equipment	56	150	12,888	819
Net sales (purchases) of short term investments	10,000	—	—	—
Receipt of note receivable principal	—	—	95	—
Acquisition of NCR DVD kiosk business	—	—	—	(100,000)
Cash paid for equity investments	(14,000)	(11,377)	(28,000)	(39,727)

Net cash flows from investing activities	(287,866)	(67,707)	(367,669)	(272,089)
Financing Activities:
Proceeds from issuance of senior unsecured notes	—	—	343,769	—
Proceeds from new borrowing of credit facility	150,000	—	150,000	—
Principal payments on credit facility	(54,376)	(3,293)	(60,938)	(7,668)
Financing costs associated with senior unsecured notes	—	—	(444)	—
Repurchase of convertible debt	(30)	—	(169,664)	—
Repurchases of common stock	(23,616)	(59,012)	(95,004)	(63,070)
Principal payments on capital lease obligations and other debt	(3,373)	(4,008)	(10,824)	(13,202)
Excess tax benefits related to share-based payments	318	1,936	3,347	5,673
Proceeds from exercise of stock options, net	1,018	53	7,763	4,034

Net cash flows from financing activities	69,941	(64,324)	168,005	(74,233)
Effect of exchange rate changes on cash	1,183	1,381	(391)	1,231

Increase (decrease) in cash and cash equivalents	(155,015)	(13,177)	(67,664)	(33,397)
Cash and cash equivalents:
Beginning of period	370,245	321,635	282,894	341,855

End of period	$215,230	$308,458	$215,230	$308,458

OUTERWALL INC.

BUSINESS SEGMENT INFORMATION

(in thousands)

(unaudited)

As a complement to our Consolidated Statements of Comprehensive Income, we are providing the following information related to our business segments, which includes segment operating income (loss). Management, including our chief executive officer, evaluates the performances of our business segments primarily on segment revenue and segment operating income before depreciation, amortization and other, and certain share-based payments (“segment operating income”). We utilize segment revenue and segment operating income because we believe they provide useful information for effectively allocating resources among business segments, evaluating the health of our business segments based on metrics that management can actively influence, and gauging our investments and our ability to service, incur or pay down debt or return capital to shareholders such as through share repurchases.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Dollars in thousands	2013	2012	2013	2012
Revenue:
Redbox	$491,694	$459,538	$1,478,132	$1,420,448
Coinstar	79,611	77,616	219,520	216,297
New Ventures	16,048	408	18,617	1,216

Consolidated revenue	$587,353	$537,562	$1,716,269	$1,637,961

Segment operating income reconciled to GAAP operating income

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Dollars in thousands	2013	2012	2013	2012
Segment operating income (loss)(1)
Redbox(2)	$90,966	$101,203	$290,333	$306,741
Coinstar	27,649	27,915	71,689	72,961
New Ventures	(9,121)	(6,546)	(27,052)	(18,315)

Subtotal	109,494	122,572	334,970	361,387
Depreciation, amortization and other:
Redbox	41,478	41,478	122,219	109,256
Coinstar	8,539	10,968	25,493	27,588
New Ventures	5,424	43	8,808	65

Total depreciation, amortization and other	55,441	52,489	156,520	136,909
Share-based compensation and rights to receive cash expense	5,634	3,214	11,838	9,549
Operating income (loss):
Redbox	49,488	59,725	168,114	197,485
Coinstar	19,110	16,947	46,196	45,373
New Ventures	(14,545)	(6,589)	(35,860)	(18,380)
Share-based compensation and rights to receive cash expense	(5,634)	(3,214)	(11,838)	(9,549)

Total operating income	$48,419	$66,869	$166,612	$214,929

(1)	Operating income (loss) before depreciation, amortization and other, and share-based compensation and rights to receive cash expense.
(2)	Share-based payments expense related to our content arrangements have been allocated to our Redbox segment.